FINAL FOR NEWSSOURCE June 22, 2006
Consumers will gain big benefits from merger, chairmen say
In a joint appearance before a congressional subcommittee today, BellSouth Chairman and CEO Duane Ackerman and AT&T Chairman and CEO Ed Whitacre pinpointed specific benefits for consumers from the pending merger of the two companies.
In a word, the benefits they described are: big.
Ackerman and Whitacre addressed the subject of the pending merger’s meaning for consumers before the Subcommittee on Antitrust, Competition Policy and Consumer Rights. The panel, under the Senate Judiciary Committee, has oversight of antitrust enforcement and competition policies of the Department of Justice and other agencies. DOJ approval is required for the BellSouth-AT&T merger to close.
Here’s a summary of the pending merger’s consumer benefits that Whitacre and Ackerman cited to subcommittee members:
•	Wireless and wireline services will blend seamlessly over an advanced, integrated network.

•	Cingular will be “more agile, more effective and better able” to bring new innovations to market faster.

•	IPTV will deploy more quickly and provide a “compelling, competitive alternative” to cable TV service, creating better pricing and programming.

•	Better disaster recovery and response. Ackerman noted that AT&T’s vast capabilities to aid recovery for government and large business customers will combine with BellSouth’s experience in responding to hurricanes. “Combined, the companies can restore critical communications capabilities quicker and coordinate with key government agencies more effectively,” he said.

•	AT&T’s state-of-the-art national and international networks, combined with BellSouth’s local exchange and broadband platforms, will enhance offerings and services for business customers.

•	Innovations will reach the marketplace faster and prove highly responsive to customers’ needs. Whitacre gave some examples, including:
•	Voice Signature, a new concept from AT&T Labs that could offer online merchants and shoppers more protection when using credit cards. The service would allow consumers to register the sound of their voices, providing another form of identification to help fight credit-card fraud.

•	Satellite-based broadband service for residential and rural territories that generally are not served by landline broadband service.
•	Cost efficiencies amounting to an estimated $18 billion after the merger “will enable the new company to be an even more effective competitor with cable in the new century,” Ackerman said.
These benefits will come, Ackerman noted, without loss of mass market competition. “BellSouth concentrates its efforts on customers whose service needs are predominately in our nine-state region, while AT&T concentrates on business customers with a more national and global reach,” he said.
Overall, the merger will “create a flagship American communications company, prepared to lead the way for this industry at home and abroad,” Whitacre said.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on June 2, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
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